Exhibit 99.1

FOR IMMEDIATE RELEASE

Global Net Lease, Inc. Enters the Russell 2000® and Russell 3000® Indexes

New York, June 27, 2016 – Global Net Lease, Inc. (“GNL”) (NYSE: GNL) announced today that it has been added to the Russell 2000® Index and Russell 3000® Index as part of the indexes’ annual reconstitution that took place on June 24, 2016.

“We are excited about GNL’s inclusion in the Russell 2000 and Russell 3000, which represents another positive step in the evolution of our company and reinforces our efforts to create shareholder value. As a part of the Russell indexes, we look forward to increased stock liquidity, as well as increased interest from institutional investors,” said Scott Bowman, Chief Executive Officer and President of GNL.

About Global Net Lease, Inc.

Global Net Lease, Inc. (NYSE: GNL) is a publicly traded real estate investment trust listed on the NYSE focused on acquiring a diversified global portfolio of commercial properties, with an emphasis on sale-leaseback transactions involving single tenant, mission critical income producing net-leased assets across the United States, Western and Northern Europe. Additional information about GNL can be found on its website at www.globalnetlease.com.

About FTSE Russell:

FTSE Russell is a global index leader and data provider that provides innovative benchmarking, analytics and data solutions for investors worldwide. FTSE Russell calculates thousands of indexes that measure and benchmark markets and asset classes in more than 70 countries, covering 98% of the investable market globally.

FTSE Russell index expertise and products are used extensively by institutional and retail investors globally. Approximately $10 trillion is currently benchmarked to FTSE Russell indexes. For over 30 years, leading asset owners, asset managers, ETF providers and investment banks have chosen FTSE Russell indexes to benchmark their investment performance and create ETFs, structured products and index-based derivatives.

A core set of universal principles guides FTSE Russell index design and management: a transparent rules-based methodology is informed by independent committees of leading market participants. FTSE Russell is focused on applying the highest industry standards in index design and governance, and embraces the IOSCO principles. FTSE Russell is also focused on index innovation and client collaboration as it seeks to enhance the breadth, depth and reach of its offering.

FTSE Russell is wholly owned by London Stock Exchange Group. For more information, visit www.ftserussell.com.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should” or similar expressions indicate a forward-looking statement, although not all forward-looking statements include these words. Actual results may differ materially from those contemplated by such forward-looking statements, including those set forth in the Risk Factors section of GNL’s most recent Annual Report on Form 10-K. Further, forward-looking statements speak only as of the date they are made, and GNL undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law.

Contacts

Media Inquiries:	Investor Inquiries:
Tim Cifelli President DDCworks tcifelli@ddcworks.com (484) 342-3600	Matthew Furbish Director Investor Relations mfurbish@globalnetlease.com (212) 415-6500	Scott J. Bowman Chief Executive Officer and President Global Net Lease, Inc. sbowman@globalnetlease.com (212) 415-6500